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Exhibit 10.19


                              CONSULTANT AGREEMENT


         THIS CONSULTANT AGREEMENT (the "Agreement") is entered into as of the 1st day of March, 2002 (the "Effective Date") by and between Junum Incorporated, a Delaware corporation (the "Company"), and Crosby Haffner (the "Consultant").

         WHEREAS, Consultant desires to provide the Company with his services and the Company desires to receive Consultant's services on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Term Of Agreement.
         ---------------------

         The term of Consultant's services with the Company hereunder (the `Term") shall commence on March 1, 2002 (the "Commencement Date") and shall terminate upon thirty (30) days written notice by either party.

         2. Position And Duties.
         -----------------------

         During the Term, Consultant shall provide services as a consultant of the Company. Consultant shall render such services on the terms set forth herein. The services shall include advice relating to the Company's computer software and hardware systems, general operational issues, marketing and product design, implementation of product and marketing plans, organizational structure and efficiency issues and specific projects to be assigned to Consultant by the Company. Both the Company and the Consultant agree that Consultant will act as an independent contractor in the performance of his services under this Agreement. Consultant shall not render any services involving or relating to capital raising activities or relating to the maintenance or promotion of a market for any securities of the Company. It is understood and agreed that Junum shall not permit Consultant to undertake any position or activity which would cause Consultant to be ineligible to receive and immediately sell common stock of the Company registered on Form S-8.

         3. Other Activities of Consultant.
         ----------------------------------

         The Company recognizes that Consultant may provide services to other businesses and entities other than the Company. Consultant shall be free to directly or indirectly own, manage, operate, join, purchase, organize or take preparatory steps for the organization of, build, control, finance, acquire, lease or invest or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, manager, agent, representative, associate, consultant, investor, advisor or otherwise with (collectively, be "Affiliated" with), any business or enterprise, or permit his name or any part thereof to be used in connection with any business or enterprise. Consultant may be Affiliated with any entity which may provide services to the Company. The Company hereby waives any conflict of interest that may arise from a relationship between Consultant and any entity with which Consultant is Affiliated upon full disclosure of the relationship to the Company.

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         4. Compensation.
         ----------------

         During the Term, as compensation for his services hereunder, the Company shall compensate Consultant as follows:

                  4.1 FEES. Company shall pay to Consultant fees ("Fees") for services provided under this Agreement. Fees shall be paid by the Company monthly in advance. In the event the Fees are paid by the Company in cash, Company shall compensate Consultant at the rate (the "Cash Rate") of Twenty Thousand Dollars ($20,000) per month. In the event the Fees are paid by the Company in the form of common stock registered on Form S-8 ("Stock"), Company shall compensate Consultant at the rate (the "Stock Rate") of Twenty Five Thousand Dollars ($25,000) per month (each a "Stock Fee Payment"). Each issuance shall be based on the closing price of the Company's common stock on the day prior to issuance (the "Issuance Day Price"). Accordingly, if the Issuance Day Price is $1.00, the Company will issue 20,000 shares to Consultant for that month. In the event the Consultant's Net Proceeds (as defined below) from a Stock Fee Payment is less than the Stock Rate, Company shall deliver to Consultant, within five business days of written request, additional Stock in an amount necessary to increase Consultant's Net Proceeds to not less than the Stock Rate (each a "True Up Issuance"). "Net Proceeds" shall be calculated using the following formula:

                                 N = A + B - C

                           where A the value, based on the then-current trading price of the Company's common stock, of any unsold Stock; B = the gross proceeds from the sale of Stock; and C = the reasonable costs incurred in the sale of Stock, including but not limited to broker commission fees. Consultant shall be entitled to True Up Issuances until the Consultant's Net Cash Proceeds (as defined below) from all Stock Fee Payments made hereunder is not less than the product of i) the number of Stock Fee Payments made hereunder; and ii) the Stock Rate. "Net Cash Proceeds" shall be the gross proceeds from the sale of Stock less the reasonable costs incurred in the sale of Stock, including but not limited to broker commission fees.

                  4.2 WARRANTS. On the date hereof, the Company shall issue to Consultant warrants (the "Warrants") to purchase One Million Eight Hundred Thousand (1,800,000) shares of the Company's common stock at an exercise price equal to $0.17 per share, which is the Fair Market Value as of the date hereof. The Warrants shall have a term of five (5) years following the date hereof and shall vest and become exercisable in equal monthly installments of 50,000 shares commencing on March 1, 2002 through and including February 1, 2005. Upon the occurrence of a Change in Control of the Company prior to the termination of this Agreement, the vesting schedule of the Warrants shall automatically be accelerated with respect to a maximum of 300,000 warrants, such that up to 300,000 of such Warrant shares shall immediately vest as of the date of such Change in Control. For purposes of this Agreement "Change in Control" shall have the meaning set forth in the attached Appendix A.

                  4.3 EXPENSES. During the Term, the Company shall reimburse Consultant for any expenses reasonably incurred by him in furtherance of his duties hereunder on an accountable basis, including without limitation travel (including (i) expense reimbursement for Consultant's automobile travel to and from the Company's location and other locations as may be required; and (ii) coach class travel), meals, entertainment, accommodations, and other customary expenses for Company purposes, upon submission of vouchers or receipts and in compliance with such rules and policies generally applicable to executives of the Company.

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         5. Termination.
         ---------------

                  5.1 TERMINATION FOR CAUSE. The Company may terminate the Agreement hereunder for Cause at any time. "Cause" shall mean that during the Term, the Consultant engaged in gross and willful misconduct that is materially and significantly injurious to the Company, and, after written notice of such conduct, Consultant has failed to cease such conduct within not less than 20 days. Any termination pursuant to this section shall be communicated by written Notice of Intended Termination. For purposes of this Agreement, a "Notice of Intended Termination" shall mean a notice which shall clearly state the specific termination provision in this Agreement relied upon and shall set forth in reasonable and specific detail the facts and circumstances claimed to provide a basis for termination. For 20 days after receipt by Consultant of the Notice of Intended Termination, Consultant shall have the opportunity to meet and confer with the appropriate and authorized representative of the Company with respect to any complaint or alleged breach, violation or default hereunder, and shall have the opportunity to cure any such breach, violation, default or any other event which would be considered "Cause" hereunder for a period of 15 days following such meeting.

                  5.2 COMPENSATION UPON TERMINATION FOR CAUSE. In the event of termination of this Agreement by the Company for Cause, the Company shall pay to Consultant (i) all amounts of accrued but unpaid Fees through the effective date of such termination, and (ii) reimbursement for reasonable and verifiable expenses incurred by Consultant through the date of notice of such termination ((i) and (ii), the "Accrued Benefits"). Any portion of the Warrants that has vested and become exercisable prior to the date of termination shall remain exercisable for a period of two (2) months following the date of termination of this Agreement for Cause. Any portion of Consultant's Warrants that have not vested as of the date of termination shall terminate as of such date.

                  5.3 COMPENSATION UPON TERMINATION WITHOUT CAUSE. In the event the Company terminates this Agreement without Cause as defined herein, or does not fully comply with the termination and hearing procedures specified in Section 5.1 herein, then the Company shall pay to Consultant as actual and liquidated total damages the Accrued Benefits. In addition, all warrants held by Consultant which have vested as of the termination date shall remain exercisable for a period of two (2) years from the date of termination of this Agreement. Any portion of Consultant's Warrants that have not vested as of the date of termination shall terminate as of such date.

                  5.4 COMPENSATION UPON TERMINATION BY REASON OF CONSULTANT'S DEATH OR TOTAL DISABILITY. In the event that this Agreement is terminated by reason of Consultant's death or Total Disability (as defined below), Consultant or Consultant's estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, and (ii) any portion of the Warrants that have vested and become exercisable prior to the date of termination. "Total Disability" shall mean any physical or mental disability that, even after reasonable accommodation by the Company, prevents Consultant from performing one or more of the essential functions of his position and which is expected to be of at least 30 days duration. A termination of this Agreement due to Total Disability shall be deemed a termination without cause.

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         6. Protection of Confidential Information.
         ------------------------------------------

         During the course of providing services to the Company, Consultant may be exposed to documents and other information regarding the confidential affairs of the Company, including without limitation information about its past, present and future financial condition, the markets for its products, past, present or future actual or threatened litigation, trade secrets, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company not readily available to the public (the "Confidential Information"). Consultant shall not divulge, disclose, or otherwise use any Confidential Information for a period of two (2) years from the Effective Date, unless and until such information is readily available in the public domain or unless such disclosure is required by law or occurs in the normal course of performing Consultant's services to the Company.

         7. Indemnification
         ------------------

         The Company agrees to indemnify and hold harmless Consultant to the fullest extent possible from and against any and all losses, claims, damages, and liabilities, joint or several (and all actions, claims, proceedings and investigations in respect thereof), caused by, related to or arising out of, directly or indirectly, the services provided under this Agreement, whether under any statute, under common law, or otherwise. The Company will also reimburse Consultant for all expenses (including attorneys' fees), as such expenses are incurred, in connection with investigating, preparing to defend or defending any such action, claim, proceeding or investigation, whether or not in connection with pending or threatened litigation in which Consultant is a party or target. If for any reason the foregoing indemnification is unavailable to Consultant or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by Consultant as a result of such loss, claim or damage or liability in such proportion as is appropriate to reflect the benefits received by the Company and the fault of the Company, as well as any relevant equitable considerations. Consultant will have the right to retain counsel of his own choice to represent Consultant, and the fees and expenses of such counsel will be paid by the Company. Such counsel will, to the fullest extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The indemnification, contribution and expense reimbursement provisions in this Section 7 are in addition to, and not in lieu of, any other obligation or liability the Company might otherwise have to Consultant. Neither termination nor completion of this Agreement will affect the provisions of this section, which will remain operative and in full force and effect.

         8. Arbitration and Governing Law.
         ---------------------------------

         Any controversy, claim, or counterclaim arising from this Agreement between the Company and the Consultant shall be submitted to and decided by final and binding arbitration by a single arbitrator administered in Los Angeles, California by JAMS under its commercial rules, and shall apply California law without regard to conflict of laws provisions. The arbitrator may not, in any event, either make any ruling, finding or award that does not conform to the terms and conditions of this Agreement, or alter, amend, modify or change any of the terms of this Agreement. The arbitrator's decision shall be rendered within 30 days after the conclusion of the arbitration hearing, and the arbitrator shall make findings of fact and shall set forth the reasons and legal bases for the decision. Such arbitrator's decision shall be final and binding on the parties and a judgment upon the decision rendered may be entered in any court having jurisdiction thereof. The prevailing party in such dispute shall be entitled to recover from the other party all reasonable costs and fees of enforcing any right of the prevailing party including, without limitation, any JAMS administration fee, the arbitrators fee, costs for the use of facilities during the hearings, expert fees, accountant's fees and expenses, and attorneys' fees and expenses. The prevailing party shall be that party which recovers a judgment or award in the action.

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         9. Notices.
         -----------

         Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth below. Any party hereto may at any time and from time to time hereafter change the address to which notice shall be sent hereunder by notice to the other party given under this paragraph. The date of the giving of any notice sent by mail shall be the day two (2) days after the posting of the mail, except that notice of an address change shall be deemed given when received. The addresses of the parties are as follows:

If to the Company:    Junum Incorporated
                      David Coulter, President
                      1590 Corporate Dr.
                      Costa Mesa, CA 92626
                      Telephone:(714) 979-5063
                      Fax: (714)979-5067

If to Consultant:     Crosby Haffner
                      1401 Lucile Ave. #3
                      Los Angeles, CA 90026
                      Telephone: (213) 705-9964


         Any party may change such party's address for notices by notice duly given pursuant hereto.

         10. General.
         ------------

                  10.1 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

                  10.2 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties relating to Consultant's services to the Company during the Term and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral, between the Consultant and the Company. This Agreement shall not be altered or modified except in writing, duly executed by the parties hereto.

                  10.3 AMENDMENTS; WAIVERS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

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                  10.4     SUCCESSORS AND ASSIGNS; BINDING AGREEMENTS. This
                           Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Consultant and his heirs, executors and personal representatives. Prior to the effectiveness of any succession (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, the Company will require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had occurred. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets which executes and delivers the Agreement provided for in this Section 10.4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

                  10.5 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a term, covenant or provision as similar in terms to such invalid, illegal or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal and enforceable.

                  10.6 WARRANTY. The Company and Consultant each hereby warrant and agree that each is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this agreement, and that this Agreement is a valid, binding and enforceable against the parties hereto.

                  10.7 CAPTIONS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  10.8 SURVIVAL OF TERMS. Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof shall survive such termination, unless the context requires otherwise.

                  10.9 COUNTERPARTS; FACSIMILE. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Such execution may be by facsimile. Any signature by facsimile shall be valid and binding as if an original signature were delivered.

         IN WITNESS WHEREOF, Consultant and the Company have executed this Agreement as of the date first written above.

                                                        JUNUM INCORPORATED


                                                        /S/ David Coulter
                                                        -----------------
                                                        David Coulter, President


                                                        CONSULTANT


                                                        /S/ Crosby Haffner
                                                        ------------------
                                                        Crosby Haffner

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                                   APPENDIX A

         "Change in Control" means the occurrence of any of the following: (A) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" (as such term is used in Section 1 3(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which is (i) a third party, (ii) not affiliated with the Company as of the date hereof, (iii) not affiliated with any holder (as of the date hereof) of more than 4% of any class of outstanding capital stock of the Company, and (iv) not the holder (as of the date hereof) of any convertible security which is convertible into more than 4% of the outstanding capital stock of the Company at any time (a "Non-affiliated Purchaser"), (B) the adoption of a plan relating to the liquidation or dissolution of the Company, and (C) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Non-affiliated Purchaser becomes the "beneficial owner" (as such terms are used in Rule 13d-3 and Rule 1 3d-5 under the Exchange Act), directly or indirectly, of capital stock of the Company representing a greater proportion of the voting power of the Company's outstanding voting securities than the shares of Company stock "beneficially owned" by the Principal Shareholders and their Related Parties in the aggregate. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such voting stock as corresponds to the portion of the equity that has been so transferred.

         "Principal Shareholders" those shareholders which hold beneficial ownership of an aggregate 51 % or more of the outstanding shares of the Company on the Effective Date.

         "Related Party" with respect to any Principal Shareholder means any (A) spouse or family member of such Principal Shareholder, (B) corporation, partnership or any other entity, the stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Principal Shareholder and/or such other persons referred to in the immediately preceding clause (A), or (C) trust, the beneficiaries holding more than a 50% beneficial interest of which consist of any Principal Shareholder and/or other such persons referred to in clause (A), so long as the Principal Shareholder or any of the other persons referred to in clause (A) above or any other Principal Shareholder serves as trustee therefor and, in such capacity, possesses and retains the right to vote, at such trustee's absolute discretion, all shares of capital stock held in such trust.